Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Reports 4th Quarter Operating Income Increased 24%, Sales Rose 6%
Fiscal 2006 Annual E.P.S. Grows to $0.47 from $0.29
CENTENNIAL, Co., November 7, 2006 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported operating income for the fourth quarter rose 24% to $4.3 million on record sales of $84.3 million. The Company also reported that annual revenue grew 7.3% to an all-time high of $318.4 million for the year ended August 31, 2006 and net income was $4.2 million or $0.47 per diluted share, compared to $0.29 per share last year.
Fourth Quarter Results
Consolidated operating income increased $0.9 million to $4.3 million from $3.4 million last year. Sales rose to $84.3 million from $79.4 million a year ago on volume and price increases in the Industrial Ingredients segment as well as volume gains in Australia. Net income for the quarter ended August 31, 2006 was $2.6 million, or $0.28 per diluted share, compared to $4.8 million, or $0.54 per share last year. Fourth quarter 2005 net income included a tax benefit of $2.4 million and a $1.2 million pre-tax gain on the sale of a land parcel in Australia. Gross margin as a percent of sales expanded to 16.5% from 16.1% a year ago due to improvements in unit pricing, energy yields and plant utilization in the Industrial Ingredients segment. Better plant performance in Australia also contributed to margin expansion. Interest expense was comparable to last year at $1.5 million.
Fourth quarter 2006 sales increased 15.7% to $44.4 million at the Industrial Ingredients business on a volume increase of 9% and higher unit pricing. Sales of liquid natural additive products rose 89% over last year. Gross margin as a percent of sales expanded to 16.5% from 13.1% last year on improvements in product mix, higher capacity utilization, more efficient energy usage and better operating yields. Quarterly financial results were impacted by $1.1 million of additional chemical and distribution costs. Operating expenses declined 6% from a year ago to $3.1 million. Fourth quarter segment operating income more than doubled over the previous year to $4.2 million from $1.8 million.
Revenues at the Food Ingredients — North America business were $14.8 million, $0.9 million below last year. Volumes for the fourth quarter of 2006 declined 4% from 2005, which included a significant customer order for a low carbohydrate formulation. Applications for the processed meat, dairy and cheese markets grew 27% over last year’s fourth quarter. Gross margin as a percent of sales was 27.3% compared to 32.3% a year ago due to the shift in product mix replacing “low carb” shipments and higher potato raw material costs. Operating expenses decreased by 6.6% on lower labor costs.
Australia/New Zealand 2006 fourth quarter sales were comparable to the same period last year. Volume growth of 4% was offset by stronger demand for less profitable starches and lower Australian Dollar exchange rates. Fourth quarter gross margin as a percent of sales was 10.3% compared to 10.6% last year due to product mix changes. Operating expenses rose to $1.9 million from $1.5 million last year, reflecting $0.5 million in charges related to reductions in staffing.
Fiscal 2006 Annual Results
Revenue for the fiscal year ended August 31, 2006 expanded to $318.4 million from $296.8 million last year on record volumes in all three business segments and increased pricing in the Industrial Ingredients unit. Net income was $4.2 million, or $0.47 per diluted share, compared to $2.6 million, or $0.29 per diluted share last year. Net income for fiscal 2005 included the $2.4 million tax benefit and $1.2 million pre-tax land sale gain noted above as well as $4.1 million in higher operating costs in the Industrial Ingredients segment related to a strike which ended in October 2004. Consolidated gross margin as a percent of sales increased to 14.1% from 11.2% last year (which included the strike) due to higher sales, improved manufacturing performance, and reduced grain raw material costs. During the year, the business absorbed $0.9 million in severance charges to implement staffing changes in Australia. Our operations also offset more than $8.0 million in incremental chemical, energy and distribution costs as average market prices rose by more than 25% for natural gas and chemicals. Despite these cost challenges, annual operating income grew by $8.3 million to $9.3 million.

“The Company’s operating performance strengthened in fiscal 2006, particularly in the second half of the year. Each of our three business units expanded profits for the year”, said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “The expected improvement achieved by our Industrial segment was particularly encouraging. The division increased its pricing, improved product mix and expanded its customer base. In addition, this business addressed energy exposure through process improvements and by investing in projects that reduced energy usage significantly. These accomplishments were recognized in September when the Cedar Rapids site earned the Energy Star designation from the EPA, one of only seventeen operations in the U.S to earn that distinction this year. Complementing the strong gains reported by the Industrial business, the North American Food Ingredients group registered broad gains in 18 of our top 25 customers through new applications and customer support.”
Penford will host a conference call to discuss fourth quarter and annual financial and operational results today, November 7, 2006 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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CHARTS TO FOLLOW

Penford Corporation	Three months ended		Year ended
Financial Highlights	August 31,		August 31,
(In thousands except per share data)	2006	2005	2006	2005
	(unaudited)

Consolidated Results

Sales	$84,308	$79,378	$318,419	$296,763

Net income	$2,553	$4,806	$4,228	$2,574

Earnings per share, diluted	$0.28	$0.54	$0.47	$0.29

Results by Segment

Industrial Ingredients:

Sales	$44,396	$38,388	$165,850	$147,782
Gross margin	16.5%	13.1%	12.8%	7.9%
Operating income (loss)	4,244	1,797	9,121	(147)

Food Ingredients — North America:

Sales	$14,752	$15,626	$57,156	$53,661
Gross margin	27.3%	32.3%	26.6%	27.4%
Operating income	2,183	3,085	7,819	7,404

Australia/New Zealand:

Sales	$25,326	$25,394	$96,121	$96,231
Gross margin	10.3%	10.6%	8.9%	7.1%
Operating income	663	1,188	1,735	1,331

	August 31,	August 31,
	2006	2005
Current assets	$90,186	$88,937
Property, plant and equipment, net	124,829	125,267
Other assets	35,923	35,713

Total assets	250,938	249,917

Current liabilities	58,113	53,366
Long-term debt	53,171	62,107
Other liabilities	32,202	34,418
Shareholders’ equity	107,452	100,026

Total liabilities and equity	$250,938	$249,917

Penford Corporation	Three months ended		Year ended
Consolidated Statements of Income	August 31, (1)		August 31, (1)
(In thousands except per share data)	2006	2005	2006	2005
	(unaudited)

Sales	$84,308	$79,378	$318,419	$296,763

Cost of sales	70,369	66,586	273,476	263,542

Gross margin	13,939	12,792	44,943	33,221

Operating expenses	8,049	7,837	29,477	26,413
Research and development expenses	1,606	1,506	6,198	5,796

Income from operations	4,284	3,449	9,268	1,012

Non-operating income, net	486	548	1,896	2,209
Interest expense	(1,513)	(1,497)	(5,902)	(5,574)

Income (loss) before income taxes	3,257	2,500	5,262	(2,353)

Income tax expense (benefit)	704	(2,306)	1,034	(4,927)

Net income	$2,553	$4,806	$4,228	$2,574

Weighted average common shares and equivalents outstanding, diluted	9,051	8,940	9,004	8,946

Earnings per share, diluted	$0.28	$0.54	$0.47	$0.29

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

(1)	Results for the three and twelve months ended August 31, 2006 included $0.4 million and $1.3 million, respectively, of pre-tax stock-based compensation costs due to the adoption of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment,” on September 1, 2005.
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